EXHIBIT 12.5

THE TOLEDO EDISON COMPANY
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2006	2007	2008	2009	2010
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$99,410	$91,242	$74,927	$23,978	$33,048
Interest and other charges, before reduction for amounts capitalized and deferred	23,179	34,135	23,286	36,512	41,883
Provision for income taxes	59,869	53,736	29,824	7,939	17,645
Interest element of rentals charged to income (a)	77,158	57,393	37,172	34,514	31,508

Earnings as defined	$259,616	$236,506	$165,209	$102,943	$124,084

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest before reduction for amounts capitalized and deferred	$23,179	$34,135	$23,286	$36,512	$41,883
Interest element of rentals charged to income (a)	77,158	57,393	37,172	34,514	31,508

Fixed charges as defined	$100,337	$91,528	$60,458	$71,026	$73,391

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	2.59	2.58	2.73	1.45	1.69

(a)	Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

EXHIBIT 12.5

THE TOLEDO EDISON COMPANY
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Year Ended December 31,
	2006	2007	2008	2009	2010
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$99,410	$91,242	$74,927	$23,978	$33,048
Interest and other charges, before reduction for amounts capitalized and deferred	23,179	34,135	23,286	36,512	41,883
Provision for income taxes	59,869	53,736	29,824	7,939	17,645
Interest element of rentals charged to income (a)	77,158	57,393	37,172	34,514	31,508

Earnings as defined	$259,616	$236,506	$165,209	$102,943	$124,084

FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS):
Interest before reduction for amounts capitalized and deferred	$23,179	$34,135	$23,286	$36,512	$41,883
Preferred stock dividend requirements	9,409	—	—	—	—
Adjustments to preferred stock dividends to state on a pre-income tax basis	5,667	—	—	—	—
Interest element of rentals charged to income (a)	77,158	57,393	37,172	34,514	31,508

Fixed charges as defined plus preferred stock dividend requirements (pre-income tax basis)	$115,413	$91,528	$60,458	$71,026	$73,391

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)	2.25	2.58	2.73	1.45	1.69

(a)	Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.